Exhibit 10.1

Severance Agreement

This Severance Agreement (the “Agreement”) is made and entered into as of December 16, 2008, by and between Whitney Information Network, Inc., a Colorado corporation (the “Company”) and Anne Donoho (the “Employee”).

Recitals

WHEREAS, the Employee is presently the Chief Financial Officer of the Company; and

WHEREAS, the Company has previously committed verbally to the Employee that she will be provided with certain severance benefits in the event she is terminated from her employment with the Company other than for cause or in connection with a change in control, and the parties wish to set forth the terms and conditions for such severance as set forth in this Agreement;

NOW, THEREFORE in consideration of the mutual covenants and promises of the parties, the Company and Employee covenant and agree as follows:

1.                Definitions

For purposes of this Agreement, the following terms have the following meanings:

(a)     “Termination for Cause” means termination by Company of Employee’s employment (i) by reason of Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or (ii) by reason of Employee’s gross negligence or intentional misconduct with respect to the performance of Employee’s duties; provided, however, that no such termination will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the 30 day period following receipt of such written notice.

(b)     “Termination Other Than For Cause” means termination by the Company of Employee’s employment by the Company for reasons other than those which constitute Termination for Cause.

(c)     “Voluntary Termination” means termination by the Employee of the Employee’s employment with the Company.

(d)     “Change in Control” shall mean the occurrence of one of the following events after the date of this Agreement:

(1)        Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, (an “Acquiring Person”) shall acquire voting securities of the Company and immediately thereafter is a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that an Acquiring Person shall not include the Company, any employee benefit plan of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; or

(2)        The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, and the merger or consolidation has been consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent corporation (within the meaning of Section 424(e) of the Code) of such surviving entity) at least a majority of the Outstanding Company Voting Securities, such surviving entity or the parent corporation of such surviving entity outstanding immediately after such merger or consolidation; or

(3)         The shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and the Company has taken the first substantive step pursuant to the plan of reorganization or complete liquidation or the sale or disposition has been consummated.

2.             Severance Compensation

2.1          Termination Other Than for Cause or In Connection With a Change in Control

In the event Employee’s employment is terminated by the Company in a Termination Other Than for Cause or in connection with a Change in Control, subject to compliance with the provisions of this Agreement, Employee will be paid as severance pay Employee’s base salary for the period commencing on the date that Employee’s employment is terminated and ending on the date which is twelve (12) months thereafter. Payments will be made on the same schedule that Employee’s base salary was being paid as of the termination date. In addition, if Employee is receiving severance pay pursuant to this Agreement, Employee shall remain eligible to participate in all employee benefit plans to the extent maintained by the Company for former employees of the Company, including any life, disability, health, accident and other insurance programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program. The provision of health and other applicable medical benefits may be fulfilled, at the Company’s option, through Employee’s election of continuation coverage pursuant to COBRA (the Consolidated Omnibus Budget Reconciliation Act) and the Company’s payment of her COBRA premiums for the period during which Employee receives severance pay.

2.2          Other Termination

In the event of a Voluntary Termination or Termination for Cause, Employee will not be entitled to any severance pay or other benefits as set forth in this Agreement.

2.3          Compliance with Internal Revenue Code Section 409A

(a)          It is the intention of both the Company and Employee that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and on the Company).

(b)          If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “separation from service” within the meaning of Section 409A.

(c)          If Employee is a “specified employee,” then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Executive’s “separation from service” if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. For purposes of this Section 2.3, Employee shall be considered to be a “specified employee” if, at the time of her “separation from service,” Employee is a “key employee”, within the meaning of Section 416(i) of the Internal Revenue Code, of the Company (or any person or entity with whom the

Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code).

(d)          Neither the Company nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)          For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

2.4          Conditions

Employee’s receipt of severance pay and any of the other benefits set forth in this Agreement shall be subject to (a) the receipt and continued effectiveness of an instrument of release in the standard form used by the Company, and (b) Employee’s compliance with that certain Confidentiality, Non-Compete and Non-Solicitation Agreement dated December 4, 2006 executed by Employee and the Company. In addition, as a condition to receiving any benefits provided under this Agreement, Employee shall execute such documents and provide such assistance, cooperation, consultation, and information as the Company may reasonably request from time to time with respect to matters affecting or related to the Employee and in which Employee was involved or has knowledge, including, but not limited to, governmental investigations, contracts, litigation, and financial matters.

2.5          Term

Employee’s right to and receipt of severance pay and other benefits, on the terms and subject to the conditions set forth in this Agreement, and all of the other provisions of this Agreement, shall automatically expire on December 4, 2010.

3.             Miscellaneous

3.1          Entire Agreement; Modification

This Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

3.2          Notice

All notices and other communications under this Agreement must be in writing and must be given by personal delivery, telecopier or telegram, or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered, four days after mailing, if mailed, or two hours after transmission, if delivered by telecopier or telegram, to the respective persons named below:

If to Company:	Whitney Information Network, Inc.
1612 E. Cape Coral Parkway
Cape Coral, Florida 33904
Attn: General Counsel

If to Employee:	Anne Donoho
[address on file at Company]

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

3.3             Headings

The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

3.4                 Governing Law

This Agreement is to be governed by and construed in accordance with the laws of the State of Florida applicable to contracts entered into and wholly to be performed within the State of Florida by Florida residents. Venue will be in Lee, Broward, Dade or Palm Beach counties at the sole discretion of the Company.

3.5                    Survival and Assignment

This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.

3.6              Withholdings

All sums payable to Employee under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Whitney Information Network, Inc.

/s/ Charles M. Peck
Charles M. Peck
Chief Executive Officer

/s/ Anne Donoho
Anne Donoho